Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We have issued our report dated July 13, 2004, accompanying the financial statements of the SecurityandMore and Industrial Vision Source divisions of American Building Control, Inc., as of December 31, 2003, which appear in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mace Security International, Inc., on Form S-3 (File No. 333-87981, filed September 28, 1999, amended December 27, 1999; File No. 333-34096, filed April 5, 2000; File No. 333-34536, filed April 11, 2000;
and File No. 333-116527, filed June 16, 2004); Form S-4 (File No. 333-89717, filed on October 26, 1999, amended December 21, 1999) and Form S-8 (File No. 333-31757, filed on July 22, 1997; and File No. 333-93311, filed on December 21,
1999).




/s/ Grant Thornton, LLP
Dallas, Texas
August 2, 2004